Exhibit 10.1

Embarq Corporation

Thomas A. Gerke Embarq Corporation	October 26, 2008

Amendment to Employment Agreement

Dear Mr. Gerke:

Reference is hereby made to (i) the Employment Agreement (the “Employment Agreement”), dated as of March 3, 2008, between you and Embarq Corporation, a Delaware corporation (the “Company”) and (ii) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 26, 2008, between and among, the Company, CenturyTel, Inc., a Louisiana corporation (“Company 2”) and Cajun Acquisition Company, a Delaware corporation and a wholly owned subsidiary of CenturyTel, Inc. Capitalized words not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.

In connection with the negotiation and execution of the Merger Agreement and subject to the closing of the transaction (the “Transaction”) contemplated by the Merger Agreement, the Company, Company 2 and you agree (i) to the following terms of employment with Company 2 and the Surviving Company (as defined in the Merger Agreement) on and after the Closing Date (as defined in the Merger Agreement) and (ii) to the amendments described below to the Employment Agreement (collectively, this “Amendment Agreement”):

1. Employment Agreement. As modified herein, the obligations of the Company to you under the Employment Agreement shall be obligations of the Surviving Company, and the Surviving Company shall, in a manner consistent with this Amendment Agreement, be substituted for the Company for purposes of the Employment Agreement.

2. Change in Control. The Transaction shall constitute a Change in Control for purposes of the Employment Agreement and all option, stock unit or other equity grants granted to you under the Company’s equity compensation plans and outstanding on the Closing Date.

3. CIC Good Reason. The Transaction and the change in your title described below shall constitute events of CIC Good Reason for purposes of the Employment Agreement. Neither the Company, Company 2 nor the Surviving Company (collectively, the “Companies”) shall have any right to cure such events of CIC Good Reason. In addition, you shall not be required or permitted to give the notice of termination (the “Notice”) contemplated by Section 1.04(c) of the Employment Agreement as a result of the events of CIC Good Reason described in the first sentence of this Section 3 until a notice date selected by you in the resignation window (the “Window Period”) beginning on the first anniversary of the Closing Date and ending on the sixtieth day following such first anniversary. To be effective, the Notice shall be in writing and shall specify a Termination Date that is no earlier than the last day of the Window Period and no later than 180 days following the first anniversary of the Closing Date. For the CIC Severance Period beginning on the Termination Date specified in the Notice, the Companies shall provide you with the payments, benefits and other severance entitlements contemplated by Section 4.02 of the Employment Agreement. Except as provided in Section 4(d) below, such amounts shall be in lieu of any other severance payable to you as a result of your termination due to a CIC Good Reason. The release referred to in the last sentence of Section 4.04(b) of the Employment Agreement shall be consistent in all material respects with the form of release that the Company has used prior to the Closing Date for executive officers. If you die during the CIC Severance Period, the remaining amounts otherwise payable to you shall be payable to your estate or designated beneficiary, as the case may be.

4. Employment After the Closing.

(a) The period from the Closing Date through the Termination Date described in Section 3 above is referred to herein as the “Post-Closing Employment Period” and, except as otherwise provided herein, shall be treated for all purposes of the Employment Agreement as part of the Employment Term.

(b) During the Post-Closing Employment Period, you shall hold the title of Vice-Chairman of Company 2 and shall report directly and exclusively to the Chief Executive Officer of Company 2, and your principal place of employment shall be your employment location prior to the Closing Date. Your duties shall in all respects be consistent with that of a senior executive officer of the Surviving Company and Company 2 and shall focus primarily on the integration of the businesses and operations of the Company and Company 2, and such other duties, if any, as are mutually agreed upon by you and Company 2. As modified herein, the provisions of Section 1.02 of the Employment Agreement shall apply during the Post-Closing Employment Period, except that “Board” shall refer to the “Board of Directors of the Surviving Company” and the policies and guidelines referred to therein shall refer to the reasonably corresponding policies and guidelines of Company 2.

(c) During the Post-Closing Employment Period, the Companies shall continue to provide you with base salary, annual incentive compensation, equity compensation, and benefits that are no less favorable than those contemplated by the applicable provisions of Section 2 of the Employment Agreement, except that (i) the Incentive Plan shall mean the incentive plan of Company 2 for its executive officers, and (ii) the equity awards made to you during the Post-Closing Employment Period (A) shall be made in accordance with the equity plans of the Company 2, (B) shall be no less favorable for each annual grant cycle than the awards made generally to other executive officers of the Company 2 who report directly to the Chief Executive Officer of Company 2, and the target opportunity of the awards for each annual grant cycle shall be no less favorable to you than that contemplated by Section 2.03 of the Employment Agreement for 2008, and (C) shall treat the Post-Closing Employment Period and the CIC Severance Period as employment for purposes of the vesting and exercise provisions of such awards and shall vest and be earned ratably during such periods of actual or deemed employment.

(d) If, during the Post-Closing Employment Period, the Companies terminate your employment other than for Cause or if you resign for an event of Non-CIC Good Reason (substituting, in the case of clause (i) of the definition of Non-CIC Good Reason, the title set forth in Section 4(b) above), the Companies shall continue to provide you with the base salary, annual incentive compensation, equity compensation, and benefits contemplated by Section 3(c) above for the remainder of the Post-Closing Employment Period (which, solely for purposes of this Section 4(d), shall be deemed to end on a Termination Date that is the last day of the Window Period), as if your employment had continued for the entire Post-Closing Employment Period and, following the end of the Post-Closing Employment Period, shall provide you with the severance and other amounts contemplated by Section 3 above for the duration of the CIC Severance Period. In addition, if your employment during the Post-Closing Employment Period ends as a result of your death or disability, such death or disability shall be treated as a termination by the Companies other than for Cause during the Post-Closing Employment Period and the Companies shall pay the amounts otherwise payable to you to your estate or designated beneficiary, as the case may be.

(e) The Company shall pay or reimburse you for the reasonable legal fees and expenses incurred by you in connection with the negotiation of this Amendment Agreement promptly upon presentation of a fee statement.

5. Condition to Effectiveness. This Amendment Agreement shall only become effective upon the closing of the Transaction, except that Section 4(e) shall be effective upon signing.

6. Construction. The remaining provisions of the Employment Agreement not otherwise amended hereby shall be construed in good faith by the parties in a manner that is reasonably consistent with the terms of this Amendment Agreement. The parties agree to execute such additional documents as shall be reasonably necessary to effect the foregoing provisions. In the event of any conflict between the terms of this Amendment Agreement and the terms of the Merger Agreement or the Employment Agreement (prior to amendment hereby), the terms of this Amendment Agreement shall control. Except as modified hereby, the terms of the Employment Agreement shall continue to apply to you and to the Surviving Company on and after the Closing Date.

*    *    *    *

Please indicate your acceptance of the terms set forth above by signing below.

Embarq Corporation

by

/s/ Gene M. Betts
Name:	Gene M. Betts
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Thomas A. Gerke
Thomas A. Gerke

ACCEPTED AND AGREED:

CENTURYTEL, INC.

by

/s/ Glen F. Post, III
Name:	Glen F. Post, III
Title:	Chairman of the Board and
Chief Executive Officer

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